November 2008

Pricing Sheet dated November 20, 2008 relating to
Preliminary Terms No. 1 dated November 6, 2008 to
Registration Statement No. 333-130051
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

PLUS Based on the Value of the S&P 500® Index due December 28, 2009
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – November 20, 2008
Issuer:	JPMorgan Chase & Co.
Maturity date:	December 28, 2009, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-I.
Underlying index:	S&P 500® Index
Aggregate principal amount:	$22,080,330
Payment at maturity:

If final index value is greater than initial index value, for each $10 principal amount PLUS,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is less than or equal to initial index value, for each $10 principal amount PLUS,

$10 x index performance factor

This amount will be less than or equal to the stated principal amount of $10 per PLUS, but will not be less than zero.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	752.44, the index closing value of the underlying index on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	December 22, 2009, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-I.
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$13.98 (139.80% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	November 20, 2008
Original issue date:	November 28, 2008 (5 business days after the pricing date)
CUSIP:	46625H555
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Commissions and Issue Price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Company
Per PLUS	$10	$0.20	$9.80
Total	$22,080,330	$441,606.60	$21,638,723.40

(1)	The price to the public includes the estimated cost of hedging our obligations under the PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-14 of the accompanying product supplement no. MS-1-I.

(2)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” on page 5 of the accompanying preliminary terms for further details.

(3)	JPMSI, acting as agent for JPMorgan Chase & Co., received a commission of $0.20 per $10 principal amount PLUS and used all of that commission to allow selling concessions to Morgan Stanley & Co. Incorporated (“MS & Co.”). See “Underwriting” beginning on page PS-35 of the accompanying product supplement no. MS-1-I.

“Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by JPMorgan Chase & Co. The PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING, RELATED PRODUCT SUPPLEMENT NO. MS-1-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 1 dated November 6, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005438/e33496fwp.htm
Product supplement no. MS-1-I dated November 5, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005421/e33469_424b2.pdf
Prospectus supplement dated October 12, 2006:
http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf
Prospectus dated December 1, 2005:
http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (866) 477-4776.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.